Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-127973

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Employee Presentation

Presented by Terry Fant

www.wrhambrecht.com	555 Lancaster Ave., Ste.200 • Berwyn • PA • 19312 Phone: (800) 211-8893 • Fax: (610) 725-1167

Discussion Agenda

•                  Intro to WRH+Co and Corporate Services

•                  Trading on the NASDAQ Market

•                  How does OpenIPO work?

•                  How do Traffic.com Employees participate?

•                  Review of Traffic.com’s Stock Option Plan

•                  Legal Considerations & Trading Limitations

•                  WRH+Co Account Services

Intro to WRH+Co and Corporate Services

Overview of WR Hambrecht + Co

Entrepreneurial	• Founded in 1998 by Bill Hambrecht, co-founder and CEO of Hambrecht & Quist (which he founded in 1967)

Vision	• Bring transparency, efficiency and fairness to capital formation process by leveling the playing field for issuers and investors

Focus	• Exclusive focus on emerging growth healthcare, technology, consumer and financial services companies

Full Service	• Corporate finance and M&A advisory; corporate and venture services • Equity research, sales and trading and brokerage services

Growing Presence	• San Francisco	• Boston	• Philadelphia
	• New York	• Chicago

Corporate & Venture Services Group (CVS)

Services for:

•                  Management Teams

•                  Employees

•                  Directors

•                  Strategic Investors

•                  Shareholders of Acquired Companies

Services provided:

•                  Captive employee stock options broker

•                  Captive employee stock purchase broker

•                  Restricted stock trading & clearance

•                  Venture fund distributions

•                  Block trading

Trading on the NASDAQ Market

Trading on the NASDAQ Market

NASDAQ MARKET: A negotiated market for securities consisting of securities firms acting as market makers and connected by an electronic information system

MARKET MAKER: A securities dealer whose job consists of actively trading a security

BID: This reflects the best price a market maker will pay to buy your stock

ASK: The lowest price a market maker will sell you stock

SPREAD: For any stock, this is the difference between the bid & offer

DAILY VOLUME: Number of shares traded from opening to closing bell (9:30 AM – 4 PM EST).

Trading on the NASDAQ Market – Sample Quote

GENITOPE CORP (NasdaqNM:GTOP) Delayed quote data by Reuters	Edit

Last Trade:	13.20
Trade Time:	11:53AM ET
Change:	ê 0.23 (1.71%)
Prev Close:	13.43
Open:	13.28
Bid:	13.15 x 100
Ask:	13.19 x 100
1y Target Est:	23.50

Day’s Range:	13.10 - 13.50
52wk Range:	7.35 - 14.60
Volume:	72,131
Avg Vol (3m):	68,105
Market Cap:	315.07M
P/E (ttm):	N/A
EPS (ttm):	-7.276
Div & Yield:	N/A (N/A)

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Trading Terminology

MARKET ORDER:   An order requesting stock to be bought or sold at the best price at that time.

LIMIT ORDER: An order specifying a particular price at which to purchase or sell stock

Day vs. Good Till Cancelled (GTC) Orders: A day order is one which expires at the end of the trading day; A GTC order is one which is good until executed, cancelled by the client, or 90 days, whichever occurs first.

TRADE DATE: The date an order is executed.

SETTLEMENT DATE: The date that payment for a purchase or sale is due. Three business days under normal circumstances. (T+3)

What is OpenIPO?

What is OpenIPO?

level the playing field

The OpenIPO auction is a new way to take companies public that opens up access to IPOs.  Based on a Dutch auction system designed by Nobel Prize-winning economist William Vickrey, the OpenIPO auction treats a bid from a qualified individual the same as a bid from a large institution.  The result is a price that reflects what people are truly willing to pay for the stock and the more likely allocation of shares to long-term investors rather than speculators.

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the company

IronBit.com is a rapidly growing business.  The company has decided to go public using WR Hambrecht + Co’s OpenIPO auction.

IronBit.com seeks to sell 1 million shares at a projected price range of $8 to $13.

Sample Auction

the bidding

The bidding begins and the investors tell WR Hambrecht + Co how many shares they want and the price they are willing to pay for them.  All of the investors have carefully read the prospectus before deciding to bid.

Ms. X	Mr. Y	Mr. Z
[GRAPHIC]	[GRAPHIC]	[GRAPHIC]
I want 200 shares at $12	I want 7,500 shares at $8	I want 1000 shares at $13

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WR Hambrecht + Co may reject bids that it believes could have a manipulative, disruptive or otherwise adverse effect on the offering and reserves the right, under exceptional circumstances, to alter the method of allocation described here to ensure a fair and orderly distribution of the issuing company’s shares.

the OpenIPO auction

Bids come in to WR Hambrecht + Co and are entered into the OpenIPO auction.  They are sorted by price and the number of shares at each price is tabulated.

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$8 Bids	$9 Bids	$10 Bids	$11 Bids	$12 Bids	$13 Bids	$14 Bids
1000	7000	11000	9000	2500	2500	2500
shares	shares	shares	shares	shares	shares	shares

Once the bidding is over, the OpenIPO auction finds the clearing price by tallying the bids, ranking them from highest to lowest, and calculating the highest bid price that will sell all one million shares.  This price also represents the maximum offering price for shares of IronBit.com.

[GRAPHIC]

$8 Bids	$9 Bids	$10 Bids	$11 Bids	$12 Bids	$13 Bids	$14 Bids
1000	7000	11000	9000	2500	2500	2500
shares	shares	shares	shares	shares	shares	shares

[GRAPHIC]

the offering price

IronBit.com then must decide at what price it will offer the shares. It will take a number of economic and business factors into account when making this decision.  The company may choose to sell shares at the maximum offering price, or it may apply a discount and offer the shares for less than the maximum.

Employee Participation

Traffic.com has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  If you are considering investing in the offering, you should read the prospectus in that registration statement and other documents that Traffic.com has filed with the SEC for more complete information about Traffic.com and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  You may also view a copy of the prospectus by visiting www.wrhambrecht.com.

Employee Participation

Individuals interested in bidding in the OpenIPO for Traffic.com through a WR Hambrecht + Co account should:

•                  Read a copy of the preliminary prospectus:

www.wrhambrecht.com

•                  Open account with WR Hambrecht + Co

•                  Fill out OpenIPO bid form and fax with application or call WRH+Co to bid

•                  You will be contacted at the conclusion of the auction if your bid was successful

•                  Call the corporate services team at any time should you have questions

WRH+Co has agreements with several other brokerage firms (called the “Selling Group”).  Account holders at these firms also have access to WRH+Co OpenIPO.  Past Selling Group participants include*:

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* Final Selling Group participants for TRFC not yet determined.

Please contact your representative/customer service for firm procedures and requirements.

Traffic.com Stock Option Plan

What is a Stock Option?

The right but not the obligation to purchase a specific amount of Traffic.com shares at a fixed price in a given time frame

Part of your compensation package

Review of Traffic.com Stock Option Plan

•                  Benefit plan designed to increase employee ownership

•                  Options are granted and vest over the course of your employment

•                  WRH+Co will provide a convenient means for Traffic.com employees to “cash out” their options

•                  WRH+Co will provide more detail closer to the 180 day lockup expiration

Traffic.com 1 for 3 Reverse Stock Split

•                  There is no economic change to a stockholder’s or option holder’s interest in the Company as a result of the reverse stock split:

•                  A stockholder with 30 shares of Common Stock will hold 10 shares of Common Stock after the split

•                  An employee with an option for 30 shares of Common Stock at $1/share will hold an option for 10 shares at $3/share after the split

•                  A preferred stock holder with 30 shares of preferred stock that converts into 30 shares of Common Stock will continue to hold 30 shares of preferred stock but that preferred stock will convert into 10 shares of Common Stock after the split

•                  Reverse stock splits are typical in IPO situations in order bring the number of outstanding shares and the price per share into a trading “norm” in the marketplace

Sample Cashless Option Exercise

Example Employee

Vested Shares = 500

Type = ISO

Exercise Price = $5 per share

Current Stock Price = $11.50

Employee sells 500 shares @ $11.50 =	$5,750
WRH+Co sends Traffic.com exercise costs:
500 shares @ $5 =	$2,500
Tax withholding (none on ISO’s**) =	$0
Net proceeds to employee =	$3,250
Net TRFC shares to employee =	0

**None for purposes of this example. In most cases net gain is taxed as ordinary income - Consult your Tax Advisor

Legal Considerations & Trading Limitations

Legal Considerations

•                  Inside Information

•                  Insider Trading

•                  “Windows”/ “Blackout Periods”

•                  Refer to company’s insider trading policy

Limitation on Employees Selling Traffic.com Shares

•                  Employees who exercise options on or after January 1, 2006 will be required to sign a lockup agreement with WRH+Co prohibiting them from selling all Company shares held by them (other than shares purchased in the IPO or the market after the IPO), for a period of 180 days after the IPO, subject to extension under limited circumstances.

•                  Once the lockup period has expired, employees will generally be free to sell their shares in the market (subject to applicable blackout periods), although employees who exercise options prior to the IPO will be required by law to sell under Securities Act Rules 701 and 144.

•                  Employees who have exercised options in the past and are not subject to a lockup agreement with WRH+Co will be subject to various legal restrictions on the resale of their securities after the IPO, depending on how long they have held their shares. Generally, these employees will be able to sell their shares in the market beginning 90 days after the IPO under Rules 701 and 144.

•                  Under the Company’s Insider Trading Policy, all officers, management, and Wayne HQ employees will be subject to a “blackout period” during which they may not purchase or sell Company shares beginning 2 weeks prior to the end of the quarter and ending 2 days following the quarterly earnings announcement.

•                  These rules are complex and you should contact Rell Winand if you plan to exercise an option or sell option shares after the IPO.

WRH+Co Account Services

WRH+Co Account Services

Additional Services offered:

•                  Online brokerage - Stocks, bonds, mutual funds, money market accounts, checkwriting, debit card, online access

•                  Research – WRH+Co coverage of over 150 companies

•                  Access to OpenIPO

•                  Private equity - For Qualified Investors

•                  Financial Advisory Services – Asset Allocation and Portfolio Modeling.

Your WRH+Co CVS Team

Terry Fant	Tim Donahue
Stock Option Sales	Stock Option Sales
Portfolio Advisory Services	Portfolio Advisory Services
OpenIPO Contact	OpenIPO Contact

Keith Freiband	Ross Cochran
Stock Option Sales	Stock Option Sales
Customer Service	Customer Service

Jessica Albrecht	Kirsten Landreth
New Account Opening	General Plan Administration
Cashiering	Restricted Stock Transfers